Exhibit 99.1
NEWS RELEASE

Release Date: Release Time: Contact: Phone:	Friday, March 12, 2010 At Market Close Eric E. Stickels, Executive Vice President & CFO (315) 366-3702
ONEIDA FINANCIAL CORP. ANNOUNCES FILING OF REGISTRATION STATEMENT
     ONEIDA, New York, March 12, 2010 — Oneida Financial Corp. (NASDAQ: ONFC), the holding company of The Oneida Savings Bank, located in Oneida, New York, announced that Oneida Financial Corp., a new Maryland corporation (“Oneida Financial-New”), filed a registration statement on March 12, 2010 with the Securities and Exchange Commission in connection with the previously announced mutual-to-stock conversion of Oneida Financial, MHC.
     In connection with the conversion, Oneida Financial-New expects to offer for sale between 3,346,875 and 4,528,125 shares of common stock (subject to a 15% increase to 5,207,344 shares) at a purchase price of $8.00 per share. The shares to be offered for sale represent the 55.2% of the outstanding shares of common stock of Oneida Financial Corp. currently owned by Oneida Financial, MHC. In addition, at the conclusion of the conversion, the existing shares of common stock held by the public stockholders of Oneida Financial Corp. will be exchanged for shares of common stock of Oneida Financial-New at an exchange ratio estimated to be between 0.7766 and 1.0507 (subject to a 15% increase to 1.2083).
     The expected number of shares to be sold in the offering and issued to public stockholders as exchange shares is based on an independent appraisal of the estimated market value of Oneida Financial-New. The offering and exchange ratio ranges may change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and offering, Oneida Financial-New will own all of the outstanding common stock of Oneida Savings Bank, and Oneida Financial, MHC and Oneida Financial Corp. will cease to exist. The common stock of Oneida Financial-New is expected to trade on the NASDAQ Global Market. The conversion is subject to the approval of the Office of Thrift Supervision and the required affirmative votes of depositors of Oneida Savings Bank and stockholders of Oneida Financial Corp.
Oneida Financial-New will offer shares of common stock at a purchase price of $8.00 per share first in a subscription offering. The subscription offering will have the following descending order of purchase priorities:
(1)	Depositors with accounts at Oneida Savings Bank with aggregate balances of at least $50.00 as of the close of business on December 31, 2008;

(2)	Oneida Savings Bank’s tax qualified benefit plans, including its employee stock ownership plan and 401(k) plan;

(3)	Depositors with accounts at Oneida Savings Bank with aggregate balances of at least $50.00 as of the close of business on March 31, 2010; and

(4)	Depositors who had accounts at Oneida Savings Bank as of the close of business on the voting record date of the special meeting of depositors of Oneida Savings Bank.

     Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in the New York counties of Chenango, Cortland, Herkimer, Lewis, Madison, Oneida, Onondaga, Oswego and Otsego, and then to public stockholders of Oneida Financial Corp. Oneida Financial-New also may offer shares not subscribed for in the subscription or community offerings in a syndicated community offering through a syndicate of selected dealers.
     Stifel, Nicolaus & Company, Incorporated is serving as financial advisor to Oneida Financial Corp. and Oneida Financial-New in connection with the transaction. Stifel, Nicolaus will also act as selling agent in connection with the offering on a “best efforts” basis. In the event of a syndicated community offering, Stifel, Nicolaus will serve as sole book running manager. Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to Oneida Financial Corp. and Oneida Financial-New.
     Oneida Financial Corp.’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and risk management company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management. The Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties. For more information, visit Oneida Financial Corp.’s web site at www.oneidafinancial.com .
     This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Oneida Financial Corp. and its subsidiaries are engaged.
     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.
Contact: Eric E. Stickels, Executive Vice President & CFO of Oneida Financial Corp., (315)366-3702